Exhibit 99.1


NEWS RELEASE

     Biophan Launches Strategic Initiative to Enter High-Growth Market for
                             Cardiovascular Devices

  Worldwide Market for Advanced Technology Diagnostic and Therapeutic Cardiac
                   Devices Projected to Exceed $28.5 Billion by 2009

ROCHESTER, N.Y --July 27, 2005--Biophan Technologies, Inc. (OTCBB: BIPH - News), a developer of next-generation biomedical technology, has announced a far-reaching new strategic business initiative to enter the field of cardiovascular diagnostic and therapeutic devices, one of the fastest-growing and largest segments of the biomedical industry. Biophan CEO Michael Weiner announced the new initiative at today's annual shareholder meeting at The Lodge at Woodcliff in Fairport, NY.


Expected to surpass $28.5 billion by 2009, the cardiovascular device market segment includes a range of technologies that give doctors options for treating many types of cardiovascular disease including heart failure. Among these technologies are Ventricular Assist Devices, designed to keep sick or injured hearts beating. Other technologies on the market or in development include emergency devices to restart stopped hearts, drug delivery systems, and devices to help physicians assess cardiovascular health and detect and treat potentially life-threatening conditions such as vulnerable plaque.

"Cardiovascular disease is one of the most serious health problems in the U.S., accounting for more than 40% of all deaths in this country and representing the largest single cost in healthcare," said Michael Weiner, CEO of Biophan. "Our new initiative seeks to leverage our expertise in a number of advanced biomedical technologies into the rapidly growing area of diagnostic and therapeutic cardiovascular devices. There are very impressive devices in the development and testing stages that have the potential to fundamentally transform the treatment of cardiovascular disease. Biophan intends to be at the forefront of that charge, as we have been in other biomedical areas."

Under its cardiovascular device initiative, Biophan intends to pursue a strategy to both develop and acquire a range of devices and technologies for therapeutic and diagnostic applications. The Company would market these technologies and solutions to major medical device manufacturers, as it has done successfully in its other strategic business initiatives.

"Our track record in biomedical development has demonstrated that Biophan is very effective at finding the most important and promising emerging biomedical technologies and developing them for critically needed applications in potential high-growth, multi-billion-dollar new markets," said Mr. Weiner. "Biophan's business approach is to attack major needs in the biomedical industry and then to be the first to solve and patent key solutions, as well as to roll up acquisitions and licenses from third parties involved in similar pursuits."

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Biophan's MRI safety and visualization technologies, including non-invasive imaging within a stent for detection of restenosis, is one example of Biophan's proven capabilities and business strategy to transform proprietary technologies into marketable, competitive advantages. Beyond its internal research and development team, Biophan has also developed a unique network of inter-organizational and industry relationships to support its biomedical strategies. "This combination of scientific leadership as well the formation of synergistic relationships has positioned Biophan to lead state-of-the-art development and innovation in a cost-effective manner," said Mr. Weiner.

In addition, Biophan has developed an extensive clinical network by virtue of the recent acquisition of Biophan Europe.

About Biophan Technologies

Biophan develops and markets cutting-edge technologies designed to make biomedical devices safe and image compatible with the magnetic resonance imaging
(MRI) environment. The Company develops technologies that enable implanted medical systems such as pacemakers, interventional surgical devices such as catheters and guidewires, and devices such as stents to be safely and effectively imaged under MRI. Biophan is developing these same technologies to provide new MRI contrast agents. Other applications include drug delivery and power systems derived from body heat. Four Biophan technologies include advances in nanotechnology and thin film coatings. Committed to growth through innovation and developmental leadership, Biophan and its licensors now hold a total of 142 U.S. patents, licenses, or applications. This total includes 38 issued U.S. patents, 9 recently-allowed applications that will issue as patents in the near future, and 95 pending applications at various stages of examination at the U.S. Patent and Trademark Office, plus international applications. The patents cover areas including nanotechnology (nanomagnetic particle coatings), medical device designs, radio frequency filters, polymer composites, thermoelectric materials for batteries generating power from body heat, and photonics. Biophan has joint development and licensing agreements with Boston Scientific (NYSE: BSX - News) and NASA's Ames Center for Nanotechnology. Biophan's goal is to make all biomedical devices capable of safely and successfully working with MRI, and delivering other technologies which will improve quality of life. For more information, please visit www.biophan.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology, the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's

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technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
     Biophan Technologies, Inc.
     Carolyn Hotchkiss, 585-214-2407
     or
     Press Interviews:
     Jennifer Gould, 212-843-8037